EXHIBIT 10.10
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
License Agreement
between
Vanderbilt University
and
Cumberland Pharmaceuticals Inc.
May 1999

LICENSE AGREEMENT
between
VANDERBILT UNIVERSITY
and
CUMBERLAND PHARMACEUTICALS INC.
THIS AGREEMENT, by and between VANDERBILT UNIVERSITY, a not-for-profit corporation, organized and existing under the laws of the state of Tennessee (“VANDERBILT”), and Cumberland Pharmaceuticals Inc., a Tennessee corporation, having a principal place of business at Nashville, Tennessee (the “LICENSEE”) is effective as of the 28TH day of May , 1999 (the “EFFECTIVE DATE”).
RECITALS
WHEREAS, VANDERBILT represents that it holds title, by assignment, to the data, including patient records, created by Gordon R. Bernard, M.D., Professor of Medicine (“the Data”) relating to intravenously administered ibuprofen for treatment of sepsis and that it has all rights to the Data and VANDERBILT is willing to grant a license to the Data and any intellectual property rights associated therewith; and
WHEREAS, LICENSEE desires to acquire, and VANDERBILT desires to grant to LICENSEE, an exclusive, worldwide license to use the Data in connection with the development and production of the “Product,” as hereinafter defined, for which LICENSEE intends to seek necessary approvals from regulatory governmental agencies in order to market and sell such products upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:
1. DEFINITIONS
1.1 Product(s) shall mean a pharmaceutical product, consisting, in whole or part, of intravenously administered ibuprofen manufactured by or for LICENSEE based on the Data and approved by a regulatory agency for sale or other distribution in the country in which the agency has regulatory authority.
1.2 Net Sales. The term “Net Sales” shall mean the receipts for Products sold by LICENSEE or a sublicense during the term of this Agreement, computed quarter by quarter, less allowances for:
          (a) cash, trade, or quantity discounts and rebates,
          (b) taxes, including sales taxes and duties,
          (c) credits, returns and replacements, and
          (d) shipping and insurance charges.
     Products shall be deemed sold when paid for.

1.3 The Inventor. The term “Inventor” shall mean Gordon R. Bernard, M.D., Professor of Medicine.
1.4 Affiliate means, when used with reference to LICENSEE, any entity directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this Agreement, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity, or the right to control the policy decisions of an entity.
2. GRANT
2.0 Exclusive License. VANDERBILT hereby grants to LICENSEE and LICENSEE hereby accepts from VANDERBILT, upon the terms and conditions herein specified, an exclusive, royalty bearing, worldwide license, with the right to sublicense, to use Data for any purpose, including manufacture and sale of the Product(s) as well as submission to regulatory governmental agencies for approval to sell Product(s), except as otherwise expressly set forth herein. Upon execution of this Agreement, VANDERBILT through Gordon Bernard will promptly deliver to LICENSEE all information and data relating to intravenously administered ibuprofen to which VANDERBILT holds title.
2.1 Federal Government Rights Reserved. Notwithstanding the exclusive license granted herein, the Federal Government shall receive all the rights, if any, to the Data required by law or regulation to be reserved to the government. All rights granted in this Agreement are expressly granted subject to the rights of the Federal Government and such rights are specifically reserved to the Government by this Agreement.
2.2 Reservation of Right. VANDERBILT reserves the right to make, use and further develop the Data for its own non-commercial, educational and research purposes.
2.3 Upon receipt of regulatory approval to sell the Product, LICENSEE shall use reasonable efforts to effect introduction of the Products into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall use commercially reasonable efforts to keep Products reasonably available to the public.
2.4 Subsidiaries and Distributors. License rights granted hereunder shall enable LICENSEE to make, use, sell or otherwise distribute Product through any of its subsidiaries and to sell Product through any of its normal channels including its subsidiaries, distributors, and agents.

3. TERMS AND TERMINATION
3.0 Term. Unless previously terminated as herein provided, this Agreement shall become effective as stated above and shall continue until LICENSEE ceases distribution of Product in all countries in which it has obtained regulatory approval for manufacture and distribution of such product based on use of the Data.
3.1 Termination. This Agreement may be terminated by written notice to the other party:
     (a) Other than as stated in Article 3.1(b), in the event that one party commits any substantial breach of this Agreement, the non-breaching party at its option, may terminate this Agreement by giving the breaching party written notice pursuant to Article 10.2 of its election to terminate as of a stated date, not less than forty-five (45) days from the date of the notice. Such notice shall state the nature of the defaults claimed by the non-breaching party. The breaching party during said forty-five (45) day period, or such longer period as may be indicated by the other, may correct any default stated in said notice and if such default is corrected, this Agreement shall continue in full force and effect as if such notice had not been given. Failure by LICENSEE to pay earned royalties to VANDERBILT in a timely manner shall be deemed a substantial breach of the Agreement.
     (b) In the event LICENSEE shall file a petition for voluntary bankruptcy, has a petition for involuntary bankruptcy filed against it (which petition is not withdrawn within sixty (60) days of such filing), is adjudicated to be bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, to the extent permitted by law, this Agreement shall automatically terminate effective as of a date ten (10) days prior to LICENSEE’s change of status hereunder and shall be subject to Article 3.2.
     (c) In the event a LICENSEE provides written notice to VANDERBILT and LICENSEE is terminating pursuing regulatory approval for the Product.
3.2 Effect of Termination. Upon termination of this Agreement, LICENSEE shall cease all production and sale of Product except for the production and sale of Product on which production had begun prior to notice of such termination. LICENSEE may continue to sell such Product for up to one year after such notice upon payment of royalties accruing thereon, and shall render an accounting to VANDERBILT of any royalties which may be due. Immediately upon termination all rights of Licensee, except as expressly stated in this article, shall revert to VANDERBILT.
3.3 Sections 3.2, 3.4, 5.1, Article 6, Article 7, Article 8, Article 9, and Section 10.8 of the agreement shall survive termination.

4. CONSULTING AGREEMENTS
4.0 Consulting Agreements. In the event LICENSEE desires to have a Consulting Agreement with Dr. Bernard, any such Consulting Agreement will be separate and apart from this Agreement, and in accord with VANDERBILT policy and procedures.
5. ROYALTIES AND [***]
5.0 [***]
5.1 Royalties. Commencing on the effective date of this Agreement, LICENSEE agrees to pay VANDERBILT at the rate of [***] percent of Net Sales of Products sold to third parties.
5.2 Schedule of Payment. LICENSEE further agrees to pay royalties on a quarterly basis based on LICENSEE’s fiscal quarter and payments shall be due within forty-five (45) days after the completion of the fiscal quarter. Each such payment shall be accompanied by a statement for the period covered by such royalties showing total number or volume of Products sold, and total royalties due, and identified as Net Sales within U.S. or non-U.S. This statement is to be certified as accurate by a responsible officer of LICENSEE.
5.3 [***]
5.4 Reports. LICENSEE shall provide written annual reports within [***] after December 31 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. LICENSEE shall promptly notify VANDERBILT if any changes in the marketplace or in LICENSEE’s financial condition or business aims suggest commercialization will not occur within three (3) years from the date hereof.
5.5 Records. LICENSEE shall maintain complete and accurate records sufficient to enable accurate calculation of royalties due VANDERBILT under this Agreement. LICENSEE shall, at VANDERBILT’s request and expense, provide certified statements from LICENSEE’s auditors, concerning royalties due pursuant to this Agreement. Once a calendar year, VANDERBILT shall have the right to select a certified public accountant to inspect, on reasonable notice and during regular business hours, the records of LICENSEE to verify LICENSEE’s statements and royalty payments pursuant to this Agreement. The entire cost for such inspection shall be borne by VANDERBILT, unless there is a discrepancy greater than 5% in VANDERBILT’s favor, in which case LICENSEE shall bear the entire cost of the inspection. Records shall be preserved by LICENSEE for three (3) years for inspection by VANDERBILT.
5.6 If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE’s obligation to pay royalties hereunder shall continue as long as Product is being distributed by LICENSEE.

5.7 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate exchange rate for such transactions quoted by CITICORP BANK (NEW YORK) foreign exchange desk on the last banking day of each calendar quarter. Royalty payments to VANDERBILT shall be in U.S. Dollars.
5.8 In the event that LICENSEE is acquired by a third party or enters into a joint venture with a third party, or in any other way transfers all of its assets, including this License to a third party, all obligations of this License, including the foregoing royalty terms, shall be binding upon the party acquiring this License.
6. CONFIDENTIALITY
6.0 It may be necessary for one party to disclose to the other party certain confidential or proprietary information, including business plans and marketing strategies. In such event, the receiving party agrees to preserve such identified information as confidential. The obligation of confidentiality shall not apply to information which:
     (a) is now in the public domain or which becomes generally available to the public through no fault of the receiving party; or
     (b) is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; or
     (c) is disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or
     (d) is independently developed by the receiving party as can be demonstrated by documentary evidence.
6.1 Term. The confidentiality obligations of this Article shall continue for a period of five (5) years beyond the termination of this Agreement.

7. INFRINGEMENT
7.0 Products Infringing Third Parties. Each party shall promptly notify the other if any legal proceedings are commenced or threatened against either party or any purchaser of a Product sold by LICENSEE on the ground that the manufacture, use, sale or possession of the Product is an infringement of a third party’s patent or other intellectual property rights. LICENSEE shall, at its own expense, conduct all suits brought against it as a result of the exercise of the rights granted hereunder, and VANDERBILT shall, at the request and expense of LICENSEE, give LICENSEE all reasonable assistance in any such proceedings. Payment of any amounts which may be recovered by such third party by way of judgment, award, decree, or settlement that resulted from infringement of third party patent rights or other rights by a Product, including attorneys’ fees and other costs shall be the sole responsibility of LICENSEE. LICENSEE agrees not to settle or compromise any action, suit or proceeding without the consent of VANDERBILT.
8. WARRANTIES AND INDEMNITIES
8.0 Nothing in this Agreement shall be constructed as:
     (a) a warranty or representation by VANDERBILT that anything made, used, sold, or otherwise disposed of through the license granted herein is or will be free from infringement of patents rights of third parties;
     (b) an obligation by VANDERBILT to bring or prosecute actions or suits against third parties for infringement;
     (c) Granting by implication, estoppel, or otherwise any licenses under patents of VANDERBILT.
8.1 To the best of its knowledge and belief, VANDERBILT hereby represents and warrants that it is the sole owner of the Data and has the right to grant the license to the Data provided herein and that to the best of its knowledge and belief after due inquiry, no rights of patients or other persons are or will be infringed by the license granted to LICENSEE. VANDERBILT further represents and warrants that the Data is both accurate and complete and includes all information and data relating to intravenously administered ibuprofen to which VANDERBILT holds title. VANDERBILT also represents and warrants that it has full right, title, and authority to enter into this Agreement and that VANDERBILT is not under any obligation resulting from any contract or arrangement, to any person, firm, or corporation, which is inconsistent or in conflict with this Agreement.
8.2 (a) LICENSEE shall indemnify, defend and hold harmless VANDERBILT and its trustees, officers, faculty, staff, employees, students, agents and representatives, and their respective successors, heirs and assigns (the “Indemnities”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expense of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of any theory of law (including, but not limited to, actions in the form of tort, warranty, or strict liability) arising from LICENSEE’s use of the Data pursuant to any right or license granted under this Agreement. Such indemnity obligation shall include claims and expenses related to infringement of a third party’s rights by the Product.
     (b) LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to VANDERBILT to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
     (c) VANDERBILT shall indemnify, defend and hold harmless LICENSEE and its officers, directors, employees, agents, and shareholders, notwithstanding termination of this Agreement, against any liability, damage, loss, or expenses (including reasonable attorney’s fees) incurred by or imposed in connection with any claims, suits, actions, demands or judgments arising out of any theory of law (including, but not limited to, actions in the form of tort, warranty, or strict liability) arising from default under any provision of this Agreement by VANDERBILT.
8.3 VANDERBILT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY STATED HEREIN. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT USE OF A PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
8.4 Regarding the indemnity and hold harmless provisions, under Paragraph 8.2, VANDERBILT shall give prompt written notice to LICENSEE of the commencement of any action, suit, or proceeding for which indemnification may be sought, and LICENSEE, through counsel reasonably satisfactory to VANDERBILT shall assume the defense thereof; provided, however, that VANDERBILT shall be entitled to participate in any such action, suit, or proceeding with counsel of its own choice, but at its own expense. If LICENSEE fails to assume the defense within ninety (90) days of receipt of written notice of the action, suit, or proceeding, VANDERBILT may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Paragraph 8.2. No such action, suit, or proceeding shall be compromised or settled in any manner which might adversely affect the interests of VANDERBILT without the prior written consent of VANDERBILT. Notwithstanding anything in this Paragraph to the contrary, LICENSEE shall not, without the written consent of VANDERBILT, which consent shall not be unreasonably withheld:
     (a) Settle or compromise any action, suit, or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to VANDERBILT of a written release from all liability in respect of such action, suit, or proceeding; or
     (b) Settle or compromise any action, suit, or proceeding in any manner which may adversely affect VANDERBILT.

8.5 Insurance. (a) Beginning at the time as any Product is being commercially distributed or sold by LICENSEE or agent of LICENSEE, LICENSEE or such other, shall make commercially reasonable efforts to procure and maintain comprehensive general product liability and tort liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and name the Indemnities as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure or otherwise finds it necessary to self-insure all or part of the limits described above, such self-insurance program must be reasonably acceptable to VANDERBILT. LICENSEE agrees that no amount greater than the sum of $250,000 shall be deductible under LICENSEE’s primary coverage for VANDERBILT and LICENSEE against any claims or suits arising from alleged defects in Products. The minimum amounts of insurance coverage required shall not be construed to create or limit LICENSEE’s liability with respect to its indemnification under this Agreement.
     (b) LICENSEE represents and warrants that it will make commercially reasonable efforts to acquire its product liability and general tort liability is of the occurrence-based rather than claims-made type. Within thirty (30) day after the date of the first commercial sale of a Product hereunder, LICENSEE shall provide VANDERBILT with a certificate or certificates of insurance evidencing that VANDERBILT has been named as an additional insured party and evidencing the insurer(s) is required to notify VANDERBILT in writing at least thirty (30) days in advance of any termination of the policy or certificate, or any modification that would cause LICENSEE no longer to be in compliance with the provisions of this Article, or would cause the representation and warranties set forth above in this Article no longer to be true, such written notification to specify the reason for such termination, the nature of the proposed modification, as the case may be. It is expressly agreed by the parties that the provisions of this Article regarding insurance shall in no way limit LICENSEE’s indemnity obligations, except to the extent that LICENSEE’s insurer(s) actually pays VANDERBILT amounts for which VANDERBILT is entitled to be indemnified under this Agreement, nor shall VANDERBILT have any obligation to pursue any insurer as a precondition to its rights to be indemnified by LICENSEE. As used in this Article, the term “VANDERBILT” shall include VANDERBILT, and its officers, directors, agents and employees. If LICENSEE does not make commercially reasonable efforts to obtain replacement insurance within such thirty (30) day period specified above, VANDERBILT shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.
     (c) LICENSEE shall maintain such comprehensive general product liability and tort liability insurance or self-insurance beyond the expiration or termination of this Agreement during (i) the period that any product relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or agent of LICENSEE and (ii) a period not less than the statute of limitations for product liability claims in the state in which the product is being used.

9. USE OF VANDERBILT’S NAME
9.0 LICENSEE agrees not to identify VANDERBILT or to use the name of VANDERBILT, its faculty, employees, or students, or any trademark, service mark, trade name, or symbol of VANDERBILT, or that is associated with any of them, in promotional advertising or other similar materials without VANDERBILT’s written consent, except as required by governmental authority. LICENSEE may, without prior consent, refer to VANDERBILT as LICENSOR of the Data submitted in support of marketing approval for Product in a business plan, fund raising material or the like. All other uses of VANDERBILT’s name shall be made only after prior approval.
9.1 VANDERBILT agrees not to identify LICENSEE or to use the name of LICENSEE’s officers, employees, or any trademark, service mark, trade name or symbol of LICENSEE without the written consent of LICENSEE, except as may be required by governmental authority or as necessary in the normal course of VANDERBILT’S business operations.
10. TERMS AND CONDITIONS
10. Manner of Payment. All payments hereunder shall be made by check to VANDERBILT. Where required to do so by applicable law or treaty, LICENSEE shall withhold taxes required to be paid to a taxing authority on account of such income to VANDERBILT, and LICENSEE shall furnish VANDERBILT with satisfactory evidence of such withholding and payment in order to permit VANDERBILT to obtain a tax credit or other relief as may be available under the applicable law or treaty.
10.1 Provisions Contrary to Law. In performing this Agreement, the parties shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its Affiliates, and that it will defend and hold VANDERBILT harmless in the event of any legal action of any nature occasioned by such violation.
Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.
10.2 Notices. Any notice may be initially given by facsimile with confirmation required or permitted to be given by this License by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

For LICENSEE:	For VANDERBILT:

Cumberland Pharmaceuticals Inc.	Office of Technology Transfer
209 10th Ave. South, Suite 332	VANDERBILT University
Nashville, Tennessee 37203	1207 17th Avenue, S., Suite 210
Fax: 615-259-9085	Nashville, TN 37212
Fax: 615-343-4419

With a copy to:

Stokes & Bartholomew, P.A.
424 Church Street, 28th Floor
Nashville, Tennessee 37214
Attn: Martin S. Brown, Esq.
Fax: 615-259-1470
Such notice shall be effective upon receipt by the party to whom notice is sent.
10.3 Dispute Resolution. The parties acknowledge and agree that they have entered into this agreement with the expectation of a long-term, mutually beneficial relationship. However, should disagreement arise regarding obligations imposed on the parties be this Agreement, it is agreed that the parties will, in good faith, promptly attempt to reach an amicable resolution of such disagreement.
10.4 Force Majeure. Neither party to this License Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes, and labor disputes, acts of was, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible. Failure to make timely royalty payments shall not be excused by Force Majeure.
10.5 Assignments. Except in connection with the sale of all or substantially all of the assets of either party, this Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint ventures.
10.6 Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.
10.7 Successors in Interest. This Agreement shall inure to the benefit of and be binding on the parties’ permitted assigns, successors in interest, and subsidiaries.

10.8 Choice of Law and Jurisdiction. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the U.S.A., and Tennessee. Any action on any dispute arising out of this Agreement shall be tried in Davidson County, and the parties consent to the jurisdiction of the state and federal courts there.
10.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) written below.

LICENSEE		VANDERBILT UNIVERSITY

By:	/s/ A.J. Kazimi	By:	/s/ Larry R. Steranka

	A.J. Kazimi		Larry R. Steranka, Ph.D.
Title:	President	Title:	Director, Office of Technology Transfer
Date:	May 28, 1999	Date:	June 4, 1999

ACKNOWLEDGED AND AGREED

By:	/s/ Gordon R. Bernard, M.D.

A.J. Kazimi
Title:	Professor of Medicine
Date:	6/2/99